Exhibit 10.3

EXECUTION VERSION

SPONSOR SHARE RESTRICTION AGREEMENT

This SPONSOR SHARE RESTRICTION AGREEMENT (this “Agreement”) is dated as of June 21, 2023, by and among (i) TLGY Acquisition Corporation, a Cayman Islands exempted company (“Acquiror”), (ii) TLGY Sponsors LLC, a Cayman Islands limited liability company (the “Sponsor”), (iii) Verde Bioresins, Inc., a Delaware corporation (“Verde”), and (iv) certain other parties to the Insider Agreement (as defined below) set forth on the signature pages hereto. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of (i) 5,344,700 Acquiror Class B Ordinary Shares (such shares, before and after the conversion in connection with the Redomicile, the “Sponsor Shares”) and (ii) 11,259,500 Existing Acquiror Private Placement Warrants (such warrants, before and after the conversion in connection with the Redomicile, the “Sponsor Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Verde and certain other persons party thereto have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, whereby the parties thereto intend to effect a business combination involving Acquiror and Verde through the Merger and the Transactions, each on the terms and subject to the conditions set forth therein; and

WHEREAS, as an inducement to Acquiror and Verde to enter into the Merger Agreement and to consummate the Transactions, the Sponsor is entering into this Agreement to provide for the surrender and restriction of certain of the Sponsor Shares and Sponsor Warrants, as further set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
TRANSFER RESTRICTIONS; WARRANT SURRENDER; INCENTIVE POOL; WAIVER OF ANTI-DILUTION PROTECTION

1.1            Insider Agreement; Applicability. That certain letter agreement, dated as of November 30, 2021, among Acquiror, the Sponsor and the Insiders (as such term is defined therein) (the “Insider Agreement”), provides, among other things, that certain of the Sponsor Shares and Sponsor Warrants shall only be transferable upon the happening of certain events. Effective as of and conditioned upon the Closing (but, for the avoidance of doubt, not prior to that), (a) the Sponsor Shares and the Sponsor Warrants immediately following the Effective Time shall be subject to the provisions set forth in this Article I, and (b) to the extent the provisions contained in this Agreement are inconsistent with those contained in the Insider Agreement, the terms and provisions contained herein shall control and supersede any such provisions in the Insider Agreement.

1.2            Sponsor Lock-Up.

(a)            For purposes of this Agreement, “Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(b)            The Sponsor agrees that:

(i)            it shall not Transfer any Sponsor Shares or any Acquiror Warrants (or Acquiror Common Stock issued or issuable upon the exercise thereof) or Acquiror Common Stock purchased or otherwise acquired by the Sponsor prior to or upon the Closing (except for the Sponsor Earnout Shares) (such Sponsor Shares, Acquiror Warrants and Acquiror Common Stock, collectively, the “Sponsor Locked Up Equity”) until the earlier of (i) one year after the Effective Time; and (ii) subsequent to the Closing, (x) if the Stock Price of Acquiror Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period commencing at least 150 days after the Effective Time or (y) the date on which Acquiror completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Acquiror’s shareholders having the right to exchange their Acquiror Common Stock for cash, securities or other property (the restrictions set forth in this Subsection 1.2(b)(i), subject to Subsection 1.2(c) below, the “Lock-Up”); and

(ii)            except as set forth in Section 1.4 hereof, it shall not Transfer any Sponsor Warrants until the termination of this Agreement pursuant to Section 3.1 hereof.

(c)            Notwithstanding the provisions set forth in this Section 1.2, Transfers of any Sponsor Locked Up Equity that is held by the Sponsor or any of its permitted transferees (that have complied with this Section 1.2(c)), are permitted (i) to Acquiror’s officers or directors, any affiliates or family members of any of Acquiror’s officers or directors, any members of the Sponsor, or any of their respective affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) to a nominee or custodian holding securities on behalf of a beneficial owner to whom a disposition or transfer would be permissible under clauses (i) through (iv) above; (vi) in the event of Acquiror’s liquidation prior to the Closing; (vii) by virtue of the laws of Delaware or the Sponsor’s organizational documents upon dissolution of the Sponsor; and (viii) in the event of Acquiror’s liquidation, merger, share exchange, reorganization or other similar transaction which results in all of Acquiror’s shareholders having the right to exchange their Acquiror Common Stock for cash, securities or other property subsequent to the Closing; provided, however, that in the case of clauses (i) through (v) and (vii), these permitted transferees must enter into a written agreement with Acquiror agreeing to be bound by the restrictions in this Agreement.

(d)            If any Transfer is made or attempted contrary to the provisions of the Lock-Up or the Earnout Lock-Up (any such Transfer, a “Prohibited Transfer”), such purported Prohibited Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Sponsor Shares, Acquiror Warrants or Acquiror Common Stock as the holder of such securities for any purpose. In order to enforce this Section 1.2, Acquiror may impose stop-transfer instructions with respect to the Sponsor Shares, Acquiror Warrants and Acquiror Common Stock subject to the Lock-Up or the Earnout Lock-Up, as applicable, until the relevant securities are released from and no longer subject to the Lock-Up or the Earnout Lock-Up, as applicable, except in compliance with the foregoing restrictions. Each certificate evidencing any Sponsor Shares, Acquiror Warrants or Acquiror Common Stock that is subject to the Lock-Up or the Earnout Lock-Up, as applicable, shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SPONSOR SHARE RESTRICTION AGREEMENT, DATED AS OF _____________, 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

In connection with the termination of the Lock-Up, except as required by applicable securities laws, Acquiror shall remove any legends, stock transfer restrictions, stop transfer orders or similar restrictions with respect to the Lock-Up.

1.3            Sponsor Warrant Forfeiture.

(a)            The Sponsor agrees that it shall immediately upon the Closing forfeit and surrender for cancellation all Sponsor Warrants, other than the Incentive Warrants Granted by the Sponsor pursuant to Section 1.4 hereof (the “Surrendered Warrants”). Acquiror shall immediately retire and cancel all of the Surrendered Warrants so forfeited and surrendered (and shall direct Acquiror’s transfer agent, or such other intermediaries as appropriate, to take any and all such actions incident thereto). The Sponsor and Acquiror each shall take all such actions as are necessary to cause the Surrendered Warrants to be retired and cancelled, after which the Surrendered Warrants shall no longer be issued or outstanding.

(b)            The Parties agree that the Sponsor Earnout Shares, when and if issued pursuant to Section 3.07(b) of the Merger Agreement, shall be treated for US tax purposes as having been issued in an exchange for the Surrendered Warrants in a recapitalization qualifying under Section 368(a)(1)(E) of the Code, and no party hereto shall take an inconsistent position on any US tax returns (for the avoidance of doubt, neither the Acquiror nor Verde may treat the issuance as giving rise to a tax deduction).

1.4            Sponsor Incentive Pool. For purposes of this Section 1.4, (i) except where designated as the “pre-Closing Acquiror”, the “Acquiror” shall mean the Acquiror immediately following the consummation of the Closing and (ii) employment or service to, or action by, the Acquiror shall be deemed to mean the Acquiror and any subsidiary of the Acquiror (including Verde) (so that, for example, an Incentive Grantee shall be deemed to be employed by or in service to Verde or the Acquiror if the Incentive Grantee is employed by or in service to the Acquiror or any subsidiary of the Acquiror (including Verde)).

(a)            Conditioned upon the consummation of the Closing, the Sponsor will concurrently with entering into this Agreement, reserve 1,125,950 Sponsor Warrants as “Incentive Warrants”. The Sponsor, after consultation with Verde before the Closing, shall Transfer (in the manner described in Section 1.4(c) below) for no additional consideration (“Grant”, “Granted” or “Granting”) at the Closing the Incentive Warrants to such officers and employees of Verde providing services to Verde as of the date of the Merger Agreement (“Incentive Grantees”) and employed by Verde at the time of Grant to be determined at the Sponsor’s discretion primarily based on the work performed in facilitating the transactions contemplated by the Merger Agreement; provided that, the Sponsor may forfeit and surrender pursuant to Section 1.3 hereof, rather than Grant under this Section 1.4, up to 281,487 Sponsor Warrants so reserved as Incentive Warrants, if the Sponsor determines, acting in good faith, that the Incentive Grantees have not used reasonable efforts to facilitate the transactions contemplated by the Merger Agreement (including, for the avoidance of doubt, cooperating with the Sponsor and the pre-Closing Acquiror to raise Net Proceeds) (to the extent any such Sponsor Warrants are so forfeited and surrendered, such Sponsor Warrants shall no longer constitute “Incentive Warrants” and shall be “Surrendered Warrants” for purposes of this Agreement). Except for Grants to Incentive Grantees, the Sponsor may not Transfer the Incentive Warrants to any other Person. In addition, for the avoidance of doubt, all Incentive Warrants shall be Granted to Incentive Grantees or surrendered and forfeited, in each case, as provided herein, and the Sponsor may not retain any Incentive Warrants for its own account.

(b)            The Incentive Warrants under each Grant shall be subject to (i) an agreement documenting the grant of Incentive Warrant(s) (an “Incentive Warrant Agreement”), executed by the Acquiror and the Incentive Grantee, that Verde and the Acquiror, in consultation with the Sponsor, determines will be applicable as of the date of Grant and (ii) any applicable Acquiror approvals that may be advisable pursuant to applicable law, and, subject to any limitations required by applicable law, shall become exercisable upon the date that is thirty (30) days after the Effective Time; provided that each Incentive Warrant Agreement shall provide that such Incentive Warrants (including any shares of Acquiror Common Stock received upon the exercise thereof) (x) may not be Transferred prior to the second (2nd) anniversary of the date of exercisability, and (y) shall be subject to forfeiture in the event that the employment or service of the applicable Incentive Grantee with or to the Acquiror is terminated within two (2) years from the Effective Time either voluntarily by such Incentive Grantee (which shall not include, for the avoidance of doubt, a termination by such Incentive Grantee for Good Reason) or due to a Bad Leave (the provisions specified in subclauses (x) and (y), the “Incentive Warrant Restrictions”). A “Bad Leave” shall occur upon (a) a good faith finding by the Acquiror that (i) the Incentive Grantee engaged in willful misconduct, fraud, dishonesty, or embezzlement, (ii) the Incentive Grantee has engaged in any conduct that is, or is reasonably likely to be, materially harmful to the business, interests or reputation of the Acquiror, (iii) the Incentive Grantee has materially breached any restrictive covenant agreement or any other agreement with, or material policy of, the Acquiror, or (iv), the Incentive Grantee has engaged in alcohol or substance abuse or other behavior that has materially interfered with the performance by the Incentive Grantee of his duties and responsibilities for the Acquiror; or (b) the commission by the Incentive Grantee of, or the entry of a plea of guilty or nolo contendere by the Incentive Grantee to, any crime involving dishonesty or moral turpitude or any felony. For the avoidance of doubt, Incentive Warrants shall not be forfeited if an Incentive Grantee’s employment or service with or to the Acquiror is terminated by the Incentive Grantee for Good Reason, if the Incentive Grantee dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code), or if the Incentive Grantee’s employment or service with or to the Acquiror is terminated by the Acquiror for a reason other than a Bad Leave, in any case during the two (2) year period from the Effective Time. “Good Reason” shall mean the occurrence of any of the following without the Incentive Grantee’s written consent: (i) a material diminution in the Incentive Grantee’s authority, duties or responsibilities; (ii) a material diminution of the Incentive Grantee’s base compensation; or (iii) the relocation of the Incentive Grantee’s principal place of business to a location that is greater than 50 (fifty) miles from Incentive Grantee’s then current principal place of business; provided, that, no termination will be treated as a termination for Good Reason unless (x) the Incentive Grantee has given written notice to the Acquiror of Incentive Grantee’s intention to terminate employment for Good Reason, describing the grounds for such action, no later than 30 (thirty) days after the occurrence of any such circumstances, (y) the Incentive Grantee has provided the Acquiror with at least 30 (thirty) days in which to cure the circumstances, and (z) if the Acquiror is not successful in curing the circumstances, the Incentive Grantee ends employment within 30 (thirty) days following the cure period in (y). The Acquiror and Verde shall work in good faith and as reasonably necessary to ensure that the Incentive Warrants are issued in compliance with all applicable securities laws and in accordance with the rules of any securities exchange, trading system or marketplace. For as long as the Sponsor Director remains a member of the Acquiror Board, the Acquiror shall not waive, amend, terminate or otherwise modify the Incentive Warrant Restrictions under any Incentive Warrant Agreement without the prior written consent of the Sponsor Director.

(c)            Notwithstanding the foregoing, the parties hereto agree that the Grant of the Incentive Warrants shall be consummated in the following manner:

(i)            the Sponsor agrees that it shall immediately upon the Closing forfeit and surrender to the Acquiror for cancellation the Incentive Warrants; and

(ii)            concurrently with the cancellation of the Incentive Warrants, the Acquiror shall issue the applicable number of warrants (to be on the same terms and conditions as the Incentive Warrants, provided that in no event shall an Incentive Warrant have an exercise price that is less than the fair market value of a share of Acquiror Common Stock on the date of grant) to each Incentive Grantee as determined pursuant to Section 1.4(a) above, and such warrants shall constitute “Incentive Warrants” for purposes of this Agreement.

1.5            Waiver of Anti-Dilution Protection. The Sponsor and the Insiders, who collectively are the holders of all of the outstanding Acquiror Class B Ordinary Shares (including the Acquiror Common Stock converted therefrom in connection with the Redomicile, “Acquiror Class B Shares”), hereby waive any rights to anti-dilution protections with respect to the Acquiror Class B Shares that may result from any Pre-Closing Financing made in connection with the Closing, including as provided in Section 17.3 of the Amended and Restated Articles of Association of Acquiror.

Article II
REPRESENTATIONS AND WARRANTIES

2.1            Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof, as of the First Closing Date and as of the Third Closing Date to Acquiror and Verde as follows:

(a)            Organization; Due Authorization. The Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor. This Agreement has been duly executed and delivered by the Sponsor, and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Sponsor, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)            Ownership. The Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and have good title to, all of the Sponsor Shares and Sponsor Warrants (except as Granted pursuant to Section 1.4 hereof), and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose) affecting any Sponsor Shares or Sponsor Warrants, other than any Permitted Liens or pursuant to (i) this Agreement, (ii) the organizational documents of Acquiror, (iii) the Merger Agreement, (iv) the Insider Agreement, (v) the Acquiror Voting Agreement or (vi) any applicable securities laws. Other than the Sponsor Warrants, the Working Capital Loans and/or the Sponsor Extension Loans and pursuant to the organizational documents of Acquiror, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments for shares of Acquiror. There are no outstanding Acquiror Class B Shares or Acquiror Private Placement Warrants other than those held by the Sponsor and the Insiders.

(c)            No Conflicts. The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any contract binding upon the Sponsor or the Sponsor Shares or Sponsor Warrants), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has full right and power to enter into this Agreement.

(d)            Litigation. There are no Legal Proceedings pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Legal Proceedings, that would be before) any Governmental Entity, that in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement. The Sponsor has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. The Sponsor (i) is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction, (ii) has never been convicted of, or pleaded guilty to, any crime involving fraud relating to any financial transaction or handling of funds of another person, or pertaining to any dealings in any securities and (iii) is not currently a defendant in any such criminal proceeding.

(e)            Acknowledgment. The Sponsor understands and acknowledges that each of Acquiror and Verde is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Agreement. The Sponsor has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors.

Article III
MISCELLANEOUS

3.1            Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the termination of the Merger Agreement in accordance with its terms. No such termination shall relieve any party hereto from any obligation accruing or liability resulting from a breach of this Agreement occurring prior to such termination.

3.2            Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. Sections 11.06 and 11.12 of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

3.3            Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

3.4            Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware

3.5            409A Compliance. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and interpreted in a manner that is consistent with the requirements for exemption from Section 409A.

3.6            Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

3.7            Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.8            Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day); and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or electronic mail addresses set forth below (or to such other addresses or electronic mail addresses as a party may designate by notice to the other parties in accordance with this Section 3.7):

If to Acquiror (before the Effective Time) or Sponsor:

TLGY Sponsors LLC

Flat A, 6/F, Ho Lee Commercial Building, 38-44 D’Aguilar Street, Central, Hong Kong SAR

Attention: Manager

E-mail: legalnotice@tlgysponsors.com

 jingoon@tlgyholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton
45th Floor, Fortune Financial Center
5 Dong San Huan Zhong Lu
Chaoyang District, Beijing 100020
People’s Republic of China
Attention: Denise Shiu
E-mail: dshiu@cgsh.com

and

Cleary Gottlieb Steen & Hamilton
One Liberty Plaza
New York, NY 10006
Attention: Adam Brenneman
E-mail: abrenneman@cgsh.com

If to Verde:

Verde Bioresins, Inc
2001 Wilshire Blvd Ste 330,
Santa Monica, CA 90407,

Attn: Brian Gordon

E-mail: brian@verdebioresins.com

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

2600 El Camino Real, Suite 400

Palo Alto, CA 94306

Attn: Daniel Zimmermann

E-mail: Daniel.Zimmermann@wilmerhale.com

and

Wilmer Cutler Pickering Hale and Dorr LLP

7 World Trade Center

New York, New York 10007

Attn: Michael E. Gilligan

Glenn R. Pollner

E-mail: Michael.Gilligan@wilmerhale.com

 Glenn.Pollner@wilmerhale.com

If to Acquiror (after the Effective Time):

To the addresses of the Sponsor and the addressed of Verde, as set forth above.

3.9            Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

3.10            Entire Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Insider Agreement, this Agreement shall control with respect to the subject matter thereof. This Agreement and the Merger Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Sponsor Share Restriction Agreement to be duly executed as of the date first written above.

TLGY Acquisition Corporation

By:	/s/ Jin-Goon Kim
Name:	Jin-Goon Kim
Title:	Chairman & Chief Executive Officer

[Signature Page to Sponsor Share Restriction Agreement]

TLGY Sponsors LLC

By:	/s/ Jin-Goon Kim
Name:	Jin-Goon Kim
Title:	Authorized Signatory

[Signature Page to Sponsor Share Restriction Agreement]

Verde Bioresins, Inc.

By:	/s/ Brian Gordon
Name:	Brian Gordon
Title:	Authorized Signatory

[Signature Page to Sponsor Share Restriction Agreement]

Centaury Management Ltd.

By:	/s/ Johannes CG Boot
Name:	Johannes CG Boot
Title:	Managing Director

[Signature Page to Sponsor Share Restriction Agreement]

By:	/s/ Jin-Goon Kim
Name:	Jin-Goon Kim

[Signature Page to Sponsor Share Restriction Agreement]

By:	/s/ Steven Norman
Name:	Steven Norman

[Signature Page to Sponsor Share Restriction Agreement]

By:	/s/ Shrijay Vijayan
Name:	Shrijay Vijayan

[Signature Page to Sponsor Share Restriction Agreement]

By:	/s/ Donghyun Han
Name:	Donghyun Han

[Signature Page to Sponsor Share Restriction Agreement]

By:	/s/ Hyunchan Cho
Name:	Hyunchan Cho